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                                                                    EXHIBIT 4.1
                                 WAIVER AND AMENDMENT

      Pursuant to Sections 2.1 and 2.6 of the Amended and Restated Registration Rights Agreement (the "Agreement"), made as of March 12, 1997, by and among ProBusiness Services, Inc. (the "Company"), General Atlantic Partners 39, L.P., GAP Coinvestment Partners, L.P. and the Holders (as defined in the Registration Rights Agreement, dated December 1, 1989, as amended between the Company and the Original Holders), for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged:

1. WAIVER. The undersigned hereby waive, on behalf of all parties to the Agreement, any registration rights that any of the parties to the Agreement may have in connection with the registration of common stock of the Company pursuant a registration statement on Form S-3 to be filed by the Company pursuant to Sections 2, 3 and 4 of the Registration Rights Agreement made as of April 27, 1999 between the Company and certain stockholders of the Company.

2. AMENDMENT. Section 2.1 of the Agreement is hereby amended to read in its entirety as follows:

      "2.1 NO INCONSISTENT AGREEMENTS. The Company shall not, after the date hereof, enter into any agreement with respect to its securities that is inconsistent with the rights granted to the Holders in this Agreement or grant any additional registration rights to any Person or with respect to any securities which are not Registrable Securities which are prior in right to or inconsistent with the rights granted in this Agreement, except as provided in Section 2.6 and except for those registration rights granted to certain stockholders of the Company pursuant to the ProBusiness Services, Inc. Registration Rights Agreement made as of April 27, 1999 between the Company and certain stockholders of the Company."

The Company hereby covenants that it will not amend the Registration Rights Agreement made as of April 27, 1999 between the Company and certain stockholders of the Company in a manner that affects or may affect the registration rights in the Agreement without the consent required in Section 2.6 of the Agreement.

3. GOVERNING LAW. This Waiver and Amendment shall be governed in all respects by and construed in all respects in accordance with the laws of the State of California.

4. SEVERABILITY. If one or more provisions of this Waiver and Amendment are held to be unenforceable under applicable law, such provision shall be excluded from this Waiver and Amendment and the balance of the Waiver and Amendment shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.



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5.    COUNTERPARTS.  This Waiver and Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.


General Atlantic Partners 39, L.P.      Lafayette Investments, Inc.

By:  General Atlantic Partners, LLC,    By:   /s/   THOMAS P. RODDY
its general partner                         -------------------------
                                        Title:  PRESIDENT
By:     /s/ DAVID C. HODGSON
    -----------------------------
Title:    MANAGING PARTNER
          -----------------------       /s/ THOMAS H. SINTON
                                        -----------------------------
                                        Thomas H. Sinton


GAP Coinvestment Partners, L.P.
                                        /s/ JANE N. SINTON
By:     /s/ DAVID C. HODGSON            -----------------------------
    -----------------------------           Jane N. Sinton
Title:    MANAGING PARTNER
          -----------------------


ProBusiness Services, Inc.

By:  /s/ STEVEN E. KLEI
    -----------------------------
Title: CHIEF FINANCIAL OFFICER AND SECRETARY
       -------------------------------------